Exhibit 99.1

Corporate Headquarters: 1526 Cole Boulevard Suite 300 Golden, Colorado 80401 Telephone: 303-233-3500 Facsimile: 303-235-4399 website: www.acttel.com
FOR IMMEDIATE RELEASE:	News
October 31, 2005	Nasdaq-ACTT

ACT TELECONFERENCING PAYS OFF SUBORDINATED DEBT

Company receives $7 million bridge loan from Dolphin

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced the repayment of its remaining $5.5 million of subordinated debt due on October 31, 2005. Dolphin Direct Equity Partners, LP (“Dolphin”), a New York-based private equity fund that beneficially owns 32% of our outstanding Common Stock by virtue of its ownership of 80,400 shares of our Series AA Convertible Preferred Stock, provided a $7 million bridge loan to the Company to pay off its subordinated debt. The Company will use the balance of the funds for working capital and to pay expenses related to its recent preferred stock offering.

The bridge loan, which has substantially the same interest rate as the maturing subordinated debt and matures on January 28, 2006, was approved by an independent committee of the Board of Directors of the Company. The bridge loan will be repaid from, or satisfied by application against, the proceeds of the second tranche of the Company’s Series AA Convertible Preferred Stock issuance, which was originally scheduled to occur by October 31 through a rights offering to the Company’s shareholders. The Company and Dolphin have agreed to delay this transaction until resolution of issues raised by Nasdaq in the third quarter with respect to the Company’s listing qualifications. Peter E. Salas and Carlos P. Salas, both principals of Dolphin, serve on the Company’s Board of Directors.

“The bridge loan is one more way that Dolphin has shown its support for the Company and its shareholders. Dolphin agreed to extend the time for the rights offering and to grant us a bridge loan to eliminate the remaining subordinated debt. Since we satisfied the subordinated debt on schedule, we received our negotiated discounts,” ACT Teleconferencing’s CEO Gene Warren said. “The extension gives us additional time to obtain Nasdaq’s decision. We want our shareholders to know the status of our listing when they receive the rights offering. With the elimination of the subordinated debt, we can continue to focus on restructuring our business and returning to profitability.”

The Company’s Board of Directors elected Naomi J. Perry as a Director. Ms. Perry is a Client Industry Executive in EDS’ Global Communications Industry group and has over twenty years experience in the IT and telecommunications industries. Zaid Haddad was elected Secretary and designated the Company’s Principal Accounting Officer. Mr. Haddad has served as Corporate Controller for the past four months.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, the ability of the Company to satisfy all required conditions to the closing of the second offering tranche, the uncertainty of the Company’s ability to remain listed on Nasdaq, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

global excellence in teleconferencing

Australia    Belgium    Canada    France    Germany    Hong Kong    The Netherlands     Singapore    United States    United Kingdom

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT’s integrated global audio and videoconferencing platforms provide uniform international services, customized uniform billing, managed services, and local languages. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, The Netherlands, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-235-6772; e-mail: lkaiser@acttel.com

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